Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyTel, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2010, with respect to the consolidated balance sheets of CenturyTel, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of CenturyTel, Inc. and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.

Our report on the consolidated financial statements and the related financial statement schedule includes an explanatory paragraph regarding the Company’s change in the method of accounting for business combinations, non-controlling interests and earnings per share in 2009 and for uncertain tax positions in 2007.

/s/ KPMG LLP

Shreveport, Louisiana
March 22, 2010